Exhibit 10.1

FIRST AMENDMENT TO INTELLECTUAL PROPERTY LICENSE AGREEMENT

This First Amendment to Intellectual Property License Agreement (this “Amendment”), dated as of June __, 2026, is by and between BP United, Inc., a Delaware corporation, with offices located at 20855 NE 16th Ave., STE C38, Miami, FL 33179 (“Licensor”), and Quantum Cyber N.V., a public company organized under the laws of the Netherlands and listed on the Nasdaq Capital Market (NCM: QUCY), with offices located at 1501 Belvedere Road Suite 500, West Palm Beach, FL, 33406 (“Licensee”) (collectively, the “Parties,” or each, individually, a “Party”).

RECITALS

WHEREAS, the Parties entered into that certain Intellectual Property License Agreement, dated as of May 12, 2026 (the “License Agreement”), pursuant to which Licensor granted Licensee an exclusive license to and under the Licensed Technology on the terms and conditions set forth therein;

WHEREAS, the License Agreement contemplated that the Parties would enter into an Exclusive Supply Agreement (the “Supply Agreement”) to facilitate the transactions contemplated by the License Agreement;

WHEREAS, the Parties have determined that Licensee will undertake the manufacturing of the Licensed Products itself, and that Licensor will instead provide technical assistance and consulting services to Licensee with respect to the manufacturing process, and that no Supply Agreement will be entered into; and

WHEREAS, the Parties desire to amend the License Agreement to reflect the foregoing and to remove all references to the Supply Agreement, in accordance with Section 14.11 of the License Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions

All capitalized terms used but not defined herein shall have the meanings ascribed to them in the License Agreement.

2. Amendments to the License Agreement

2.1 Deletion of “Supply Agreement” Definition and Related Defined Terms

The following defined term and all references thereto are hereby deleted from the License Agreement: “Supply Agreement” as defined in the recitals of the License Agreement. The defined term “Transaction Agreements” is hereby amended to mean this Agreement, as amended by this Amendment, together with all Schedules, Exhibits, and any other documents incorporated therein by reference (excluding, for the avoidance of doubt, any Supply Agreement).

2.2 Amendment to Recitals

The third recital of the License Agreement, which reads: “WHEREAS, concurrently with the execution of this Agreement, the Parties have entered into or intend to enter into an Exclusive Supply Agreement (the ‘Supply Agreement’ and, together with this Agreement, the ‘Transaction Agreements’) to facilitate the transactions contemplated hereby,” is hereby deleted in its entirety and replaced with the following:

“WHEREAS, Licensee will undertake the manufacturing of the Licensed Products, and Licensor will provide technical assistance and consulting services to Licensee with respect to the manufacturing process in accordance with the terms hereof.” “

2.3 Amendment to Section 13.2(c) (Termination)

Section 13.2(c) of the License Agreement is hereby amended by deleting the phrase “and the Supply Agreement” in the first sentence thereof, and by deleting clause (iii) thereof (“the Supply Agreement shall automatically terminate”) and renumbering the remaining clauses accordingly.

2.4 Amendment to Section 4.1 (Upfront Consideration)

Section 4.1 of the License Agreement is hereby amended and restated to delete clause (a) thereof in its entirety, such that the cash payment of Five Million US Dollars ($5,000,000) to Licensor is eliminated. The Parties acknowledge and agree that Licensee shall retain such Five Million US Dollars ($5,000,000) and shall deploy such funds toward the ramp-up of Licensee’s manufacturing operations for the Licensed Products. The defined term “Upfront Consideration” is hereby amended to refer solely to the Licensor Consideration Shares (and, for the avoidance of doubt, shall no longer include any cash component). All other provisions of Section 4.1, including the issuance of the Advisor Consideration Shares, shall remain in full force and effect.

2.5 Amendment to Section 4.2 (Payment Timing)

Section 4.2 of the License Agreement is hereby amended to delete the reference to ninety (90) days and replace it as follows: the Upfront Consideration (consisting solely of the Consideration Shares) shall be paid and issued within ten (10) days of the execution of this Amendment. Upon issuance of the Upfront Consideration, the license granted under the License Agreement shall be fully paid-up and royalty-free, and no further payments shall be due from Licensee to Licensor with respect to the rights granted under the License Agreement.

2.6 Amendment to Section 4.5 (Conditions Precedent)

Section 4.5 of the License Agreement is hereby amended to provide that, effective as of the date of execution of this Amendment, all Conditions Precedent set forth in Section 4.5 of the License Agreement are hereby deemed satisfied or waived by Licensee. For the avoidance of doubt, no further action by either Party shall be required to satisfy the Conditions Precedent, and Licensee’s obligation to issue the Consideration Shares shall become unconditional upon execution of this Amendment.

2.7 Amendment to Section 14.8 (Entire Agreement)

Section 14.8 of the License Agreement is hereby amended by deleting the phrase “together with the Supply Agreement,” and by deleting the sentence “For the avoidance of doubt, nothing in the Supply Agreement shall limit, restrict, or otherwise affect the rights and licenses granted to Licensee under this Agreement.”

2.8 Amendment to Section 13.2(a) (Termination Without Cause)

Section 13.2(a) of the License Agreement is hereby deleted in its entirety, and the remaining subsections of Section 13.2 shall be re-lettered accordingly. Following such amendment, Licensee shall have no right to terminate the License Agreement without cause, and the sole basis for termination by Licensee shall be for material breach by Licensor pursuant to Section 13.2(a) (as re-lettered).

2.9 Vesting of Consideration Shares

Notwithstanding anything to the contrary in the License Agreement or the Securities Purchase Agreements entered into pursuant thereto (the “SPAs”), Section 4.1 of the License Agreement is hereby further amended to provide that the Consideration Shares (including the Licensor Consideration Shares and the Advisor Consideration Shares) shall vest in four (4) equal quarterly installments on the following dates (each, a “Vesting Date”): September 30, 2026; March 31, 2027; June 30, 2027; and September 30, 2027. Twenty-five percent (25%) of the Consideration Shares shall vest on each Vesting Date, subject to the continued effectiveness of the License Agreement as of such Vesting Date.

In the event the License Agreement is terminated for any reason prior to a Vesting Date, all Consideration Shares that have not vested as of the effective date of such termination shall be immediately forfeited and cancelled, and Licensor (and, as applicable, Alexander Gurevich) shall have no further right, title, or interest in or to such unvested Consideration Shares. Licensee shall be entitled to take all actions necessary to effect such forfeiture and cancellation, including instructing the Transfer Agent to cancel the unvested Consideration Shares on its books and records. For the avoidance of doubt, any Consideration Shares that have vested prior to the effective date of termination shall not be subject to forfeiture or cancellation under this Section 2.9.

To the extent any provision of the SPAs conflicts with the vesting and forfeiture provisions set forth in this Section 2.9, the terms of this Section 2.9 shall control. The Parties shall, and shall cause Alexander Gurevich to, execute any amendments to the SPAs or other documents as may be reasonably necessary to give effect to this Section 2.9.

3. Technical Assistance and Consulting

3.1 Manufacturing by Licensee

The Parties acknowledge and agree that Licensee shall be solely responsible for the manufacturing of the Licensed Products. Licensee shall have the right to establish, operate, and manage its own manufacturing facilities and processes, and to engage third-party contract manufacturers, in each case in its sole discretion.

3.2 Licensor Technical Assistance

In furtherance of Licensee’s manufacturing of the Licensed Products, Licensor shall provide Licensee with reasonable technical assistance and consulting services related to the manufacturing process for the Licensed Products (the “Technical Assistance”), including:

(a) making available qualified personnel with knowledge of the Licensed Technology for consultation regarding manufacturing processes, specifications, and techniques;

(b) providing technical documentation, formulations, specifications, standard operating procedures, and other materials relating to the manufacturing of the Licensed Products to the extent within Licensor’s possession or control;

(c) assisting Licensee in identifying and resolving technical issues arising in connection with the manufacturing process; and

(d) such other technical support as Licensee may reasonably request from time to time in connection with the manufacturing of the Licensed Products.

3.3 Terms of Technical Assistance

(a) Licensor shall provide the Technical Assistance for a period of twelve (12) months following the date of this Amendment (the “Technical Assistance Period”), which period may be extended by mutual written agreement of the Parties.

(b) Licensor shall make its qualified personnel available for Technical Assistance at reasonable times during normal business hours, and shall respond to Licensee’s reasonable requests for Technical Assistance within ten (10) Business Days.

(c) The Technical Assistance shall be provided at Licensor’s sole cost and expense, except as set forth in Section 3.4 of this Amendment.

(d) For the avoidance of doubt, nothing in this Section 3 shall limit the scope of the license granted under Section 2.1 of the License Agreement, including Licensee’s right to make, have made, use, offer to sell, sell, import, and otherwise exploit the Licensed Products in the Territory.

3.4 Reimbursement of Manufacturing Ramp-Up Costs

(a) Licensee shall reimburse Licensor for direct, documented out-of-pocket costs incurred by Licensor in connection with the ramp-up of Licensee’s manufacturing operations for the Licensed Products (the “Ramp-Up Costs”), provided that (i) such Ramp-Up Costs have been pre-approved in writing by Licensee prior to being incurred by Licensor, and (ii) Licensor shall provide Licensee with reasonable documentation evidencing such costs, including invoices, receipts, and such other supporting materials as Licensee may reasonably request.

(b) Licensee shall reimburse Licensor for pre-approved Ramp-Up Costs within fifteen (15) days of Licensee’s receipt of Licensor’s written request for reimbursement together with the supporting documentation described in Section 3.4(a), unless otherwise agreed in writing by Licensee and Licensor.

(c) Except as set forth in Section 3.4(d), for the avoidance of doubt, Licensor shall have no right to reimbursement for any costs that were not pre-approved in writing by Licensee, and Licensee shall have no obligation to pre-approve any costs or to reimburse Licensor for any internal overhead, personnel costs, or other indirect expenses.

(d) Notwithstanding Section 3.4(c), Licensee shall reimburse Licensor for the fully-loaded cost of full-time equivalent (“FTE”) employees of Licensor who are dedicated to the Technical Assistance or the ramp-up of Licensee’s manufacturing operations at Licensee’s specific written request, in an aggregate amount for such FTE costs not to exceed One Million US Dollars ($1,000,000). Licensor shall provide Licensee with reasonable documentation evidencing such FTE costs, including time records and cost calculations, and such other supporting materials as Licensee may reasonably request.

3.5 Independent Contractor Relationship

In providing the Technical Assistance and any services in connection with the manufacturing ramp-up, Licensor shall act as an independent contractor, and nothing contained in this Amendment shall create any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties with respect to such services.

4. Representations and Warranties

Each Party represents and warrants to the other Party that: (a) it has the full right, power, and authority to enter into this Amendment and to perform its obligations hereunder; and (b) the execution of this Amendment by its representative has been duly authorized by all necessary corporate action.

5. General Provisions

5.1 Effect of Amendment

Except as expressly amended by this Amendment, the License Agreement shall remain in full force and effect in accordance with its terms, and is hereby ratified and confirmed. In the event of any conflict between the terms of this Amendment and the terms of the License Agreement, the terms of this Amendment shall control.

5.2 Entire Agreement

This Amendment, together with the License Agreement (as amended hereby), constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations, and agreements between the Parties with respect to such subject matter.

5.3 Governing Law

This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions thereof.

5.4 Counterparts

This Amendment may be executed in counterparts by manual signature or electronic signature complying with the Electronic Signatures in Global and National Commerce Act (E-SIGN), each of which will be deemed an original, and all of which together will constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

BP UNITED, INC.

By:	/s/ Alexander Gurevich
Name:	Alexander Gurevich
Title:	CEO

QUANTUM CYBER N.V.

By:	/s/ David Lazar
Name:	David Lazar
Title:

For purposes of Section 2.9

/s/ Alexander Gurevich
Alexander Gurevich

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